Exhibit 10.2

EMPLOYMENT NON-COMPETE, NON-SOLICIT AND CONFIDENTIALITY AGREEMENT

This Employment Non-Compete, Non-Solicit and Confidentiality Agreement (“Agreement”) is entered into between Citi Trends, Inc. (“Company”), and Ivy Council (“Employee”), effective as of the 1st day of May, 2013.

For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

1.                                      Employment; Scope of Services. Company shall employ Employee, and Employee shall be employed by Company, as Executive Vice President, Human Resources (“EVPHR”). Employee shall use his/her best efforts and shall devote his/her full time, attention, knowledge and skills to the faithful performance of his/her duties and responsibilities as a Company employee. Employee shall have such authority and such other duties and responsibilities as assigned by the Chief Executive Officer. Employee shall comply with Company’s policies and procedures, shall conduct him/herself as an ethical business professional, and shall comply with federal, state and local laws.

2.                                      At-Will  Employment. Nothing in this Agreement alters the at-will employment relationship between Employee and Company. Employment with Company is “at-will” which means that either Employee or Company may terminate the employment relationship at any time, with or without notice, with or without cause. The date of Employee’s cessation of employment for any reason is the “Separation Date.”

3.                                      Confidentiality.

(a)                                 Employee acknowledges and agrees that (1) the retail sale of value-priced/off- price family apparel is an extremely competitive industry; (2) Company has an ongoing strategy for expansion of its business in the United States; (3) Company’s major competitors operate throughout the United States and some internationally; and (4) because of Employee’s position as EVPHR, he/she will have access to, knowledge of, and be entrusted with, highly sensitive and competitive Confidential Information (as defined in subsection (b) below) of Company, including without limitation information regarding sales margins, purchasing and pricing strategies, marketing strategies, vendors and suppliers, plans for expansion and placement of stores, and also specific information about Company’s districts and stores, such as staffing, budgets, profits and the financial success of individual districts and stores.

(b)                                 As used herein, “Confidential Information” means and includes any and all Company data and information in any form whatsoever (tangible or intangible) which: (1) relates to the business of Company, irrespective of whether the data or information constitutes a “trade secret” (as defined by applicable law); (2) is disclosed to Employee or which Employee obtains or becomes aware of as a consequence of Employee’s relationship with Company; (3) has value to Company; and (4) is not generally known to Company’s competitors. “Confidential Information” includes (but is not limited to) technical or sales data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and statements, financial plans and strategies, product plans, sales or advertising information and plans, marketing information and plans, pricing information, the identity or lists of employees, vendors and suppliers of Company, and confidential or proprietary information of such employees, vendors and suppliers. Employee acknowledges and agrees that all Confidential Information is and remains the sole and exclusive property of Company.

(c)                                  Employee agrees that he/she shall hold all Confidential Information in strictest confidence, and that he/she shall protect such Confidential Information from disclosure by or to others. Employee further agrees that he/she shall not at any time (except as authorized by Company  in  connection  with  Employee’s  duties  and  responsibilities  as  an  employee): (1) disclose, publish, transfer, or communicate Confidential Information to any person or entity, other than authorized Company personnel; or (2) use or reproduce Confidential Information for personal benefit or for any purpose or reason other than furthering the legitimate business interest of Company within the scope of Employee’s duties with Company; or (3) remove or transfer any Confidential Information from Company’s premises or systems (by any method or means) except for use in Company’s business and consistent with Employee’s duties with the Company. The foregoing covenants and obligations are in addition to, and do not limit, any common law or statutory rights and/or protections afforded to Company.

(d)                                 Employee acknowledges that Company has provided or will provide Employee with Company property, including without limitation, employee handbooks, policy manuals, price lists, financial reports, and vendor and supplier information, among other items. Upon the Separation Date, or upon the request of Company, Employee shall immediately deliver to Company all property belonging to Company, including without limitation, all Confidential Information and any property related to Company, whether in electronic or other format, as well as any copies thereof, then in Employee’s custody, control or possession. Upon the Separation Date, Employee shall provide Company with a declaration certifying that all Confidential Information and any other Company property have been returned to Company, that Employee has not kept any copies of such items or distributed such items to any third party, and that Employee has otherwise complied with the terms of Section 3 of this Agreement.

4.                                      Covenant Not to Compete. Employee agrees that he/she will not, at any point during his/her employment with Company, work for or engage or participate in any business, enterprise, or endeavor that in any way competes with any aspect of Company’s business or that otherwise conflicts with Company’s interest. In addition, for a period of one (1) year following the Separation Date, and regardless of the reason for separation, Employee shall not, within the continental United States: (a) become employed by or work for a “Competitor” (as defined below) in any position or capacity involving duties and/or responsibilities which are the same as or substantially similar to any of the duties and/or responsibilities Employee had with and/or performed for Company; or (b) perform or provide any services which are the same as or substantially similar to any of the services which Employee performed or provided for the Company, for or on behalf of any Competitor. For purposes of this Section 4, the term “Competitor” shall mean only the following businesses, commonly known as: Cato, TJX (including without limitation TJMAXX and Marshalls), Burlington Stores, and Ross Stores.

5.                                      Covenant Not to Solicit. During Employee’s employment with Company, and for a period of eighteen (18) months following the Separation Date, and regardless of the reason for separation, Employee agrees not to solicit any “Merchandise Vendors” (as defined below) for the purpose of obtaining merchandise and/or inventory for or on behalf of any “Competitor” (as defined in Section 4 of this Agreement). As used herein, “Merchandise Vendors” means and includes any person or entity who/that has been a vendor or supplier of merchandise and/or inventory to Company during the eighteen (18) months immediately preceding the Separation Date or to whom/which Company is actively soliciting for the provision of merchandise and/or inventory, and with whom/which Employee had “material contact.” For purposes of this agreement, “material contact” means that Employee either had access to confidential information regarding the Merchandise Vendor, or was directly involved in negotiations or retention of such Merchandise Vendor.

Employee specifically acknowledges and agrees that, as EVPHR, his/her duties include, without limitation, establishing purchasing and pricing strategies and policies, managing sales margins, involvement in establishing and maintaining vendor relationships, and having contact with and confidential and/or proprietary information regarding Merchandise Vendors. The non- solicitation restrictions set forth in this Section 5 are specifically limited to Merchandise Vendors with whom Employee had contact (whether personally, telephonically, or through written or electronic correspondence) during employment as EVPHR or about whom/which Employee had confidential or proprietary information because of his/her position with Company.

6.                                      Covenant Not to Recruit Personnel. During Employee’s employment with Company, and for a period of two (2) years following the Separation Date, and regardless of the reason for separation, Employee will not: (a) recruit or solicit to hire or assist others in recruiting or soliciting to hire, any employee of Company; or (b) cause or assist others in causing any employee of Company to terminate an employment relationship with Company.

7.                                      Severability. If any provision of this Agreement is held invalid, illegal, or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent  enforceable, shall be binding  and remain in full  force and effect. Further, each particular prohibition or restriction set forth in any Section of this Agreement shall be deemed a severable unit, and if any court of competent jurisdiction determines that any portion of such prohibition or restriction is against the policy of the law in any respect, but such restraint, considered as a whole, is not so clearly unreasonable and overreaching in its terms as to be unconscionable, the court shall enforce so much of such restraint as is determined to be reasonably necessary to protect the legitimate interests of Company. Employee and Company expressly agree that, should any court of competent jurisdiction find or determine that any of the covenants contained herein are overly-broad or otherwise unenforceable, the court may “blue- pencil,” modify, and/or reform any such covenant (in whole or in part) so as to cure the over- breadth or to otherwise render the covenant enforceable.

8.                                      Survival of Covenants. All rights and covenants contained in Sections 3, 4, 5, and 6 of this Agreement, and all remedies relating thereto, shall survive the termination of this Agreement for any reason.

9.                                      Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed in that State.

10.                               Acknowledgment of Reasonableness/Remedies/Enforcement.

(a)                                 Employee acknowledges that: (1) Company has valid interests to protect pursuant to Sections 3, 4, 5, and 6 of this Agreement; (2) the breach of the provisions of Sections 3, 4, 5, or 6 of this Agreement would result in irreparable injury and permanent damage to Company; and (3) such restrictions are reasonable and necessary to protect the interests of Company, are critical to the success of Company’s business, and do not cause undue hardship on Employee.

(b)                                 Employee agrees that determining damages in the event of a breach of Sections 3, 4, 5, or 6 by Employee would be difficult and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by Company from such breach. Therefore, Employee agrees that Company shall be entitled (in addition to any other remedies it may have under this Agreement, at law, or otherwise) to immediate injunctive and other equitable relief to prevent or curtail any such breach by Employee. Employee and Company waive any requirement that a bond or any other security be posted. Nothing in this Agreement shall prohibit Company from seeking or recovering any legal or monetary damages to which it may be entitled if Employee breaches any provision in this Agreement.

11.                               Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and Employee relating to the subject matter hereof. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both Company and Employee. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS CONTENTS, THAT HE/SHE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT HE/SHE INDICATES HIS/HER CONSENT BY SIGNING THIS FINAL PAGE.

(SIGNATURES TO FOLLOW ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

Citi Trends, Inc.
Employee Signature

By:	Employee Residence Address:
R. Edward Anderson
Chairman and Chief Executive Officer